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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13G

			Under the Securities Exchange Act of 1934
					  (Amendment No. 1)

						OPTi, Inc.
					  (Name of Issuer)

						Common Stock
				(Title of Class of Securities)

						 683960108
						(CUSIP Number)

						December 28, 1999
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/___/	Rule 13d-1(b)
					/_X_/	Rule 13d-1(c)
					/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of
information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 9

CUSIP No. 683960108				13G		Page 2 of 9 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	MG Capital Management, LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			1,177,000
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					1,177,000
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,177,000
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	10.59
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IA
----------------------------------------------------------------

CUSIP No. 683960108				13G		Page 3 of 9 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Marco L. Petroni
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			4,950
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			1,177,000
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			4,950
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					1,177,000
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,181,950
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	10.64
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN
----------------------------------------------------------------

CUSIP No. 683960108				13G		Page 4 of 9 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	MGCM Partners, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			1,177,000
	 REPORTING			---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					1,177,000
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,177,000
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	10.59
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------

CUSIP No. 683960108				13G	Page 5 of 9 Pages

ITEM 1.

     (a)  The name of the issuer is OPTi, Inc. (the "Issuer").

     (b) The principal executive office of the Issuer is located at 888 Tasman Drive, Milpitas, CA 95035.


ITEM 2.

     (a)  The names of the persons filing this statement are MG
Capital Management, LLC, Marco L. Petroni and MGCM Partners, L.P.
(collectively, the "Filers").

     (b) The principal business office of the Filers is located at 1725 Kearney Street, No. 1, San Francisco, CA 94133.

     (c)  See Item 4 of the cover sheet for each Filer.

     (d) This statement relates to shares of common stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 683960108.

CUSIP No. 683960108				13G	Page 6 of 9 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of
the Act (15 U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).

	(c)	___	Insurance company as defined in section 3(a)(19)
of the Act (15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of
the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	___	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

	(f)	___	An employee benefit plan or endowment fund in
accordance with 240.13d-1(b)(1)(ii)(F).

	(g)	___	A parent holding company or control person in
accordance with 240.13d-1(b)(1)(ii)(G)

	(h)	___	A savings association as defined in section 3(b)
of the Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition
of an investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	_X_	Group, in accordance with section 240.13d-
1(b)(1)(ii)(J)

CUSIP No. 683960108				13G	Page 7 of 9 Pages

ITEM 4.  OWNERSHIP

See Items 5-9 and 11 on the cover page for each Filer.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON

The Filer is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. No individual client's holdings of the Stock are more than five percent of the outstanding Stock.

CUSIP No. 683960108				13G		Page 8 of 9 Pages


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP

See Item 2(a) of this Schedule.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

CUSIP No. 683960108				13G		Page 9 of 9 Pages

ITEM 10.  CERTIFICATION


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	January 4, 2000

					MG CAPITAL MANAGEMENT, LLC
					A Delaware Limited Liability Company


					/s/ Marco L. Petroni
						Marco L. Petroni
						Manager


					MGCM PARTNERS, L. P.
					A Delaware Limited Partnership


					By: MG Capital Management, LLC
						General Partner


					/s/ Marco L. Petroni
						Marco L. Petroni
						Manager


					/s/ Marco L. Petroni
						Marco L. Petroni
ETR\5183\003\1080201.01